F&A

FRUCI & ASSOCIATES II
A Professional Limited Liability Company

June 11, 2024

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Laser Photonics Corporation (the Company), which were provided to us and which we understand will be filed with the Commission in a report on Form 8-K pursuant to Item 4.01 of Regulation S-K, regarding the change in its certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Members of:

WSCPA

AICPA

PCPS

802 North Washington
PO Box 2163
Spokane, Washington
99210-2163

P 509-624-9223
TF 1-877-264-0485
mail@fruci.com
www.fruci.com